EXHIBIT 99

Capstone Turbine Corporation Announces Fourth Quarter and Fiscal 2009 Operating Results

Fiscal 2009 Revenue Grew 40% and Backlog Increased 120% From Fiscal 2008

CHATSWORTH, Calif., June 15, 2009 (GLOBE NEWSWIRE) -- Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq:CPST) reported operating results for its fourth quarter and fiscal year ended March 31, 2009 in its Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 15, 2009.

Financial Summary

Capstone's backlog for the fiscal year ended March 31, 2009 was $61.5 million, an increase of 120% from the prior fiscal year and 8% from December 31, 2008.

Revenue for the fiscal year ended March 31, 2009 was $43.9 million, an increase of 40% from the prior fiscal year. Capstone shipped 494 units in Fiscal 2009, compared to 434 units in the prior fiscal year.

The reported gross loss for the fiscal year ended March 31, 2009 was $5.3 million, or 12% of revenue, compared to $3.8 million, or 12% of revenue for the prior fiscal year. The year over year increase in the gross loss reflects increased manufacturing costs because of the product launch of the C200 and C1000 Series systems. These manufacturing costs were offset by higher margin product mix, primarily because of increased sales of C60 Series systems and reduced warranty expense.

Research and development costs were $8.1 million for the fiscal year ended March 31, 2009, a decrease of $0.8 million, or 9%, from the prior fiscal year. The net decrease was the result of an increase in benefits from cost-sharing programs, primarily from United Technologies Corporation, offset by increased spending for supplies, labor costs, consulting fees and facilities expense.

Selling, general and administrative costs were $28.6 million for the fiscal year ended March 31, 2009, an increase of $3.0 million, or 12%, from the prior fiscal year. The increase was primarily attributable to increased labor cost, travel expense, marketing costs and professional services, including accounting, legal and insurance expense, offset by a decrease for a change in estimate of legal accruals, supplies and consulting expense. The increase in labor and travel costs reflects the continued effort to develop worldwide distributors and the launch of the C200 and C1000 Series systems.

Capstone's net loss was $41.7 million, or $0.25 per diluted share, for the fiscal year ended March 31, 2009, an increase of $5.6 million from the $36.1 million loss or $0.25 per diluted share, reported for the prior fiscal year.

Cash and cash equivalents for the fiscal year ended March 31, 2009 were $19.5 million. Cash balances decreased $23.1 million during the fiscal year ended March 31, 2009. The Company completed a registered offering of its common stock during the second quarter, resulting in net proceeds of approximately $29.5 million.

Revenue for the fourth quarter ended March 31, 2009 was $11.8 million, an improvement of 28% from the prior year comparable quarter. Capstone shipped 117 units in the fourth quarter of Fiscal 2009, compared to 140 units for the prior year comparable quarter.

The reported gross loss for the fourth quarter was $2.9 million, or 25% of revenue, compared to $0.5 million, or 6% of revenue, for the fourth quarter of Fiscal 2008.

The quarter over quarter increase in the gross loss reflects increased manufacturing and overhead costs because of the product launch of the C200 and C1000 Series systems. These manufacturing costs were offset by reduced warranty expense.

Research and development costs were $2.1 million for the fourth quarter, an increase of $0.1 million, or 5%, from the prior year comparable quarter. The net increase was the result of increased labor costs and supplies in addition to less funding offset from United Technologies Corporation in Fiscal 2009. This increase was offset by a decrease in consulting services.

Selling, general and administrative costs were $6.9 million for the fourth quarter, a decrease of $0.4 million, or 6%, from the prior year comparable quarter. The decrease was primarily attributable to decreased consulting, administrative costs and facilities, offset by increased labor and travel costs.

Capstone's net loss was $12.0 million for the fourth quarter, or $0.06 per share, an increase of $2.4 million from the $9.6 million loss, or $0.07 per share, reported for the prior year comparable quarter.

Cash used in operations was $6.6 million for the fourth quarter compared to $19.3 million for the prior quarter and $2.5 million for the same period last year.

Conference Call

The Company will host a conference call today, Monday, June 15, at 1:45 p.m. Pacific Time. Access to the live broadcast and a replay of the webcast will be available for 90 days through the Investor Relations page on the Company's website: www.capstoneturbine.com.

About Capstone Turbine

Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq:CPST) is the world's leading producer of low-emission microturbine systems, and was the first to market commercially viable microturbine energy products. Capstone Turbine has shipped over 4,000 Capstone MicroTurbine(r) systems to customers worldwide. These award-winning systems have logged millions of documented runtime operating hours. Capstone Turbine is a member of the U.S. Environmental Protection Agency's Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation's energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2000 and ISO 14001:2004 certified company, Capstone is headquartered in the Los Angeles area with sales and/or service centers in the New York metro area, Mexico City, Nottingham, Shanghai, Singapore and Tokyo.

"Capstone Turbine Corporation" and "Capstone MicroTurbine" are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

The Capstone Turbine Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6212

              CAPSTONE TURBINE CORPORATION AND SUBSIDIARY
                     CONSOLIDATED BALANCE SHEETS
                (In thousands, except share amounts)

                                              March 31,     March 31,
                                                2009          2008
                                             -----------   -----------
                    Assets
 Current Assets:
  Cash and cash equivalents                   $  19,519     $  42,605
  Accounts receivable, net of allowance for
   doubtful accounts and sales returns of
   $644 in 2009 and $629 in 2008                 10,871         6,768
  Inventories                                    24,379        14,472
  Prepaid expenses and other current assets       1,515         1,614
                                             -----------   -----------
         Total current assets                    56,284        65,459
                                             -----------   -----------
 Property, plant and equipment, net               9,432         5,536
 Non-current portion of inventories               5,883         2,221
 Intangible asset, net                              411           624
 Other assets                                       319           206
                                             -----------   -----------
         Total                                $  72,329     $  74,046
                                             ===========   ===========
     Liabilities and Stockholders' Equity
 Current Liabilities:
  Accounts payable and accrued expenses       $  11,484     $   7,964
  Accrued salaries and wages                      2,062         1,519
  Accrued warranty reserve                        2,344         4,591
  Deferred revenue                                1,171           780
  Revolving credit facility                       3,654            --
  Current portion of notes payable                   13            13
  Other current liabilities                         815         5,658
                                             -----------   -----------
         Total current liabilities               21,543        20,525
                                             -----------   -----------
 Long-term portion of notes payable                  28             5
 Other long-term liabilities                        288           463
 Commitments and contingencies                       --            --
 Stockholders' Equity:
    Preferred stock, $.001 par value;
     10,000,000 shares authorized; none
     issued                                          --            --
    Common stock, $.001 par value;
     415,000,000 shares authorized;
     174,888,521 shares issued and
     174,070,581 shares outstanding at
     March 31, 2009; 148,238,852 shares
     issued and 147,578,311 shares
     outstanding at March 31, 2008                  175           148
  Additional paid-in capital                    666,357       626,952
  Accumulated deficit                          (615,100)     (573,383)
  Treasury stock, at cost; 817,940 shares at
   March 31, 2009 and 660,541 shares at
   March 31, 2008                                  (962)         (664)
                                             -----------   -----------
         Total stockholders' equity              50,470        53,053
                                             -----------   -----------
         Total                                $  72,329     $  74,046
                                             ===========   ===========

             CAPSTONE TURBINE CORPORATION AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF OPERATIONS
              (In thousands, except per share amounts)

                                           Years Ended March 31,
                                    ----------------------------------

                                        2009        2008       2007
                                    ----------  ----------  ----------
 Net revenue                         $ 43,949    $ 31,305    $ 21,018
 Cost of goods sold                    49,277      35,105      26,045
                                    ----------  ----------  ----------
 Gross loss                            (5,328)     (3,800)     (5,027)
 Operating expenses:
  Research and development              8,125       8,906       9,374
  Selling, general and
   administrative                      28,628      25,622      24,615
                                    ----------  ----------  ----------
    Total operating expenses           36,753      34,528      33,989
                                    ----------  ----------  ----------
 Loss from operations                 (42,081)    (38,328)    (39,016)
 Interest income                          515       2,224       2,292
 Interest expense                         (69)         (7)         (2)
                                    ----------  ----------  ----------
 Loss before income taxes             (41,635)    (36,111)    (36,726)
 Provision for income taxes                82           2           2
                                    ----------  ----------  ----------
 Net loss                            $(41,717)   $(36,113)   $(36,728)
                                    ==========  ==========  ==========
 Net loss per common share--
  basic and diluted                  $  (0.25)   $  (0.25)   $  (0.32)
                                    ==========  ==========  ==========
 Weighted average share used to
  calculate basic and diluted net
  loss per common share               164,462     145,425     113,770
                                    ==========  ==========  ==========

CONTACT:  Capstone Turbine Corporation
          Investor and investment media inquiries:
          818-407-3628
          ir@capstoneturbine.com